                                                                    Exhibit 6.18
                               PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 13th day of June, 2000, by and between GERALD LANIO and WILLIAM Tyer, hereinafter collectively referred to as "SELLER" and BROOKE CORPORATION, hereinafter referred to as the "BUYER":

WITNESSETH THAT:

WHEREAS, Gerald Lanio owns 450 shares of Common Stock of Interstate Insurance Group LTD., hereinafter referred to as the Company;

WHEREAS, William Tyer owns 450 shares of Common Stock of Interstate Insurance Group LTD., hereinafter referred to as the Company;

WHEREAS, the 900 shares owned by Seller represent all of the outstanding and issued shares of the Company;

WHEREAS, Buyer desires to purchase from Seller, on certain specified terms and conditions, all of their shares of common stock in the Company;

WHEREAS, Buyer and Seller desire to enter into an agreement setting forth the terms and conditions pursuant to which such purchase of the Shares shall be consummated.

NOW THEREFORE, in consideration of the mutual promises and conditions herein set forth, and in order to induce each other to enter into and perform the undertakings herein set forth, Buyer and Seller, do, by these presents, hereby agree as follows:

                                    ARTICLE I
                             PURCHASE OF THE SHARES

1. PURCHASE OF SHARES. Buyer agrees to purchase 900 shares of the common stock of the Company's stock which represents 100% of the issued and outstanding common stock of the Company.

2. PURCHASE PRICE. The total purchase price for such common stock shall be the sum of One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00) and the Company's net tangible book value, which shall be defined as the difference between the book value of all tangible assets and all liabilities as shown on the closing balance sheet attached as Exhibit E. Tangible assets excludes all assets that are intangible in nature such as non compete covenants, goodwill, software licenses and insurance agency expirations because it is agreed that any such intangible assets are included in the unadjusted purchase price

3. PAYMENT OF PURCHASE PRICE. a) Buyer will, upon execution of this agreement, pay Seller Ten Thousand and no/100 Dollars ($10,000.00), which amount shall constitute an earnest money deposit. The Buyer shall pay to Seller the purchase price calculated in accordance with paragraph 2 of this Article as follows: A cash payment at the time of closing in an amount equal to the purchase price less earnest money deposit less Nine Hundred Thousand and No/100 Dollars ($900,000); and the remaining balance of the purchase price, with simple interest at the rate of five percent (5%), shall be paid to Seller in five annual installments comprised of four equal annual payments of principal and interest of Two Hundred Seven Thousand Eight Hundred Seventy-seven and 32/100 Dollars ($207,877.32) with the first such payment due one year after the closing of this agreement. The fifth and final payment of the remaining interest and principal shall be due five years after the closing of this agreement.

b) Seller agrees that for a period of five years following the closing, the purchase price set forth in paragraph 2 hereof shall be adjusted as of each anniversary of the closing date as follows: i) if net commissions exceed Eight Hundred Thousand and No/100 Dollars ($800,000.00) during the twelve (12) month period ending on the anniversary of the closing date, then the purchase price shall be increased by thirty (30) percent of any such excess commissions amount.
ii) if net commissions are less than Eight Hundred Thousand and No/100 Dollars ($800,000.00) during the twelve (12) month period ending on the anniversary of the closing date, then the purchase price shall be decreased by thirty (30%) of any such deficit commissions amount iii) Net Commissions shall be defined as the total sales commissions income received from insurance companies less any sales commissions expense paid to producers. Net Commissions shall be calculated, without further adjustment, from monthly account statements prepared by the Buyer in accordance with the rules and procedures typically used by Buyer for compiling monthly account statements for its agents.

(c) Seller and Buyer agree that any purchase price adjustment provided for in paragraph 3(b) shall increase or decrease the purchase price balance referenced in paragraph 3(a) of the agreement as of the date of the corresponding anniversary and the final installment payment shall be adjusted accordingly. If the final installment is insufficient to cover a net purchase price reduction or if the Buyer has reasonable expectations that the final installment will be insufficient to cover the purchase price reductions, then Seller shall pay Buyer the total amount of purchase price reductions, net of any prior purchase price increases, upon Buyer's request for payment

(d) Buyer agrees that during the five year period following the closing of the agreement or until Buyer pays Seller amounts due pursuant hereto (whichever occurs first), the Company shall not sell or otherwise transfer any services, policies, coverages, or products (or commissions associated therewith) related to any insurance program developed by either or both Sellers or the limousine or car rental insurance program currently sold, renewed, serviced or delivered through the Company (unless otherwise stated, for the purposes of this paragraph, the "programs").

Furthermore, Buyer agrees that during the period, the Company's current or future contracts relating to the programs will not be transferred to any other person or entity; the Company's commissions from the programs will not be transferred to any other person or entity; nor will Buyer, an affiliated company of Buyer, or the Company contract with any other person or entity to develop, sponsor or otherwise transact a limousine or car rental insurance program business for distribution through Buyer's franchise agents or unaffiliated agents. However, nothing set forth in this paragraph shall be interpreted to restrict Buyer's franchise agents from selling, renewing, servicing or delivering the programs' services, policies, coverages or products through other suppliers and for Buyer to receive compensation as a result of such transactions. Furthermore, nothing in this paragraph shall be interpreted to guaranty the continued contractual relationship with any company with which the Company is currently contracted or with which the Company contracts in the future. For the purpose of this paragraph, services, policies, coverages or products shall be considered related to the programs if such are classified as such services, policies, coverages or products by the companies the Company represents.

6. CLOSING DATE. As used herein, the term "Closing Date" refers to July 1, 2000, unless another date is agreed upon in writing by the parties.

7. FINANCIAL STATEMENTS.

a) End of Fiscal Year Financial Statements. The financial statements of the Company as of its most recent fiscal year end (Exhibit D) fairly present and correctly state the financial condition of the Company as of that date according to Generally Accepted Accounting Practices, and Seller has not learned of any facts indicating that such financial statements are not substantially correct and accurate as of that date. Seller shall provide to Buyer financial statements and/or accounting reports, if any, regarding the financial condition of the Company as of the end of the most recent fiscal year which have been prepared by Seller's or the Company's accountants.

b) Closing Balance Sheet. Attached hereto and incorporated herein by reference as Exhibit E is a April 30, 2000, balance sheet, prepared in accordance with Generally Accepted Accounting Practices, showing the value of all assets and liabilities. Seller represents that accrued expenses include all anticipated expenditures which should be accrued according to Generally Accepted Accounting Practices, including salaries, benefits, etc.

c) A depreciation schedule that corresponds to the Company's net asset account balances on the fiscal year end balance sheet will be provided prior to closing.

d) In the event that Buyer discovers, within twelve (12) months of the closing date, that the book value of the Company's tangible assets has been materially overstated, or the book value of the Company's liabilities materially understated or undisclosed, on Exhibit E, then the Buyer may adjust the purchase price and the final installment accordingly. If there is no purchase price balance or the balance is insufficient to cover the reduction, Seller shall pay Buyer any adjustment owed upon Buyer's request for payment. If within twelve (12) months of the closing date it is determined that the book value of the company's tangible assets has been materially understated or the book value of the Company's liabilities has been materially overstated, on Exhibit E, then the purchase price and the final installment will be adjusted accordingly. If Buyer and Seller dispute the book value of the Company's tangible assets or liabilities, then an independent accounting firm mutually agreed upon by the parties shall be retained to conduct an audit of the closing balance sheet to resolve such dispute.

e) All material fixed liabilities and all material contingent liabilities that are not incurred in the ordinary course of business shall be disclosed as Exhibit H which Seller represents as accurate pursuant to Article II paragraph 11 of this agreement. In the event that any such liabilities are understated, improperly disclosed or undisclosed, then the Buyer may adjust the purchase price and the final installment accordingly. If there is no purchase price balance or the balance is insufficient to cover the reduction, Seller shall pay Buyer any adjustment owned upon Buyer's request for payment.

f) Pursuant to Article II paragraph 15, Seller guarantees payment of insurance premium accounts receivables that are over thirty (30) days delinquent at the time of closing and guarantees payment of all other accounts and notes receivables without limitation. In the event Seller has to perform on any such guarantee, then the Buyer may adjust the purchase price and the final installment accordingly. If there is no purchase price balance or the balance is insufficient to cover the reduction, Seller shall pay Buyer any adjustment owned upon Buyer's request for payment.

8. PLACE AND TIME OF CLOSING. Closing shall take place at the offices of the Buyer at 10:00 a.m., Kansas City time on the Closing Date as provided herein.

9. PERFORMANCE PRIOR TO CLOSING. Buyer and Seller each will satisfy and perform all obligations, requirements and undertakings to be satisfied or performed by them, respectively, under this Agreement prior to the Closing Date.

10. ADDITIONAL ACTIONS AT CLOSING. On the Closing Date, the following transactions will take place and be accomplished:

a) Seller will deliver to Buyer stock certificates with assignment and stock powers evidencing Seller's ownership of 900 shares of the Company, with full warranties of title, free and clear of all encumbrances.

b) The Seller will deliver to the Buyer all minute books, corporate records, stock transfer books and other corporate records of the Company brought current to the Closing Date.

c) At the closing, Gerald Lanio and William Tyer shall elect Robert D. Orr, as Director and Chairman, and Michael Hess and Leland Orr as Directors. Gerald Lanio and William Tyer shall remain Directors of the Company, without compensation, if one or both so elects and may continue to serve as a Director for a period of five (5) years following the closing of this agreement or until Buyer pays Seller amounts due pursuant hereto (whichever occurs first).

d) Seller shall discontinue using the name Interstate Insurance Group except to the extent such use is pursuant to Seller's employment with the Company.

e) Seller shall provide a detailed listing and aging of all the Company's accounts or notes receivable outstanding as of the closing date.

f) Seller shall execute and deliver to Buyer the employment contract in substantially the form and content attached hereto as Exhibit I.

G) Buyer shall pay Gary M. Mouse legal fees reasonably incurred by Sellers or the Company associated with this stock transfer transaction not to exceed $5,000.

11. CONTINGENCIES. a) The closing of this agreement is subject to Buyer's satisfaction with the due diligence inspection conducted with respect to the Company, the Company's assets and liabilities, and the valuation of same. The inspection of the Company's assets shall include without limitation, an inspection to determine that the current market value of tangible assets is approximately the same as their book value.

b) In the event of unsatisfactory due diligence inspection then, this agreement may, at the option of the Buyer, become null and void and Buyer shall not be entitled to the return of its earnest money payments and all parties shall thereupon be released from any further liability under this agreement.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby covenants, represents and warrants as follows:

1. SELLER. Seller has the power to execute, deliver and perform all obligations hereunder, and has taken all actions required by law or otherwise to authorize such execution, delivery and performance.

2. EXTRAORDINARY EXPENDITURES. During the 30 days preceding this agreement, Seller represents that the Company has not paid bonuses, declared or paid dividends, entered into any employment contract; made any substantial sales or changes in assets; engaged in any extraordinary sales of assets; paid any obligations or liabilities other than current liabilities incurred in the ordinary and usual course of business; mortgaged, pledged or subjected to lien any of the Company's respective property or assets, or entering into any management, consulting or purchase agreements other than in the ordinary course of business.

3. THE COMPANY. Interstate Insurance Group, LTD is a Missouri corporation which is duly organized, validly existing and in good standing under the laws of the State of Missouri. Such corporation is licensed to sell property/casualty and/or life/health insurance in the states in which it conducts business where licensing of the Company is required. There is no proceeding currently pending or any action threatened (including, without limitation, action to revoke any licenses or authorities issued) by any entity regulating the sale of insurance in any state in which the Company is licensed or elsewhere. Furthermore, Seller is not aware of the existence of any facts that may constitute the grounds for the suspension or revocation of any licenses or authorities issued by any entity regulating the sale of insurance.

4. MINUTE BOOKS, STOCK RECORDS. Seller shall make available to Buyer or its representatives the minute books and stock books of the Company for inspection. Such minute books are, with respect to all corporate transactions and proceedings, accurate and complete in all respects and reflect all resolutions adopted and all actions authorized or ratified by the shareholders or directors of the Company, including those required to carry out the duties and obligations of the Company hereunder. Copies of all corporate minutes of meetings held or actions taken by the Company will be made available to Buyer for inspection prior to the Closing Date. The stock transfer books and stock ledgers of the Company are, with respect to all stock transfers and transactions, in good order, complete, accurate and current and contain all necessary signatures and set forth all stock and securities issued, transferred and surrendered.

5. COMMON STOCK OF COMPANY. As of the date hereof, the authorized common stock of the Company consists of 1000 shares, 900 of which are issued and outstanding. As of the Closing Date, Seller is the owner and holder, beneficially and of record of 900 shares or 100% of the common stock of the Company. There are no liens, claims or encumbrances against such stock and that Seller has full and unlimited authority to dispose of such stock.

6. FINANCIAL STATEMENTS. Seller represents that the Closing Balance Sheet and corresponding notes attached as Exhibit E accurately and fairly represents the assets and liabilities of the Company as of April 30, 2000 in accordance with General Accepted Accounting Principals, and that the end of fiscal year financial statements and corresponding notes attached as Exhibit D accurately and fairly represent the assets and liabilities of the Company as of the Company's most recent fiscal year end in accordance with General Accepted Accounting Principals.

7. ASSETS. The Company has good and merchantable title to all assets shown on its books, free and clear of all liens, encumbrances and charges except for current personal property taxes and assessments not delinquent and except as fully disclosed in writing to Buyer.

8. TAX RETURNS AND AUDITS. The company has duly filed on a timely basis with the appropriate governmental agencies all tax returns and tax reports which are or were due or are required to be filed by the Company with respect to all periods of time, and all taxes, interest, penalties, and charges due or to become due for all periods of time prior to closing have been paid in full. There are no ongoing or pending examinations or investigations pertaining to taxes or assessments asserted against the Company by any taxing authority, and no agreement for the extensions of the time for the assessment of any amount of tax has been or shall prior to the Closing Date be entered into or requested by or on behalf of the Company.

9. LITIGATION. A claim is pending against the Company in a Michigan small claims court and of which the maximum exposure is $1,800 plus costs and interest. Such suit is disclosed on Exhibit H. Otherwise, there are no judgments, actions, arbitration or decrees pending against the Company, nor is there any litigation, action or proceeding threatening or pending against the Company.

10. NO DEFAULT OR VIOLATIONS. The execution and delivery of this Agreement and compliance with and performance of the terms hereof by Seller will not conflict with or result in a breach of the provisions of, or constitute a default under, any indenture, agreement or other instrument to which the Seller is bound and such execution, delivery, compliance and performance will not violate any law or regulation of the United States, of the State of Missouri, or any regulatory or administrative body or agency.

11. OTHER LIABILITIES AND CLAIMS. There are no material liabilities, debts, leases, charges, claims, contracts or assessments against the Company, fixed or contingent other than the liabilities and claims specifically disclosed on Exhibit H and those fixed liabilities incurred in the ordinary course of business. Accordingly, all material contingent liabilities have been disclosed on Exhibit H and all material fixed liabilities that are not incurred in the ordinary course of business have been disclosed in Exhibit H. Fixed liabilities that are incurred in the ordinary course of business have not been disclosed on Exhibit H but are included on the Seller's Financial Statements and Closing Balance Sheet. The terms, conditions and/or circumstances of all liabilities listed on Exhibit H shall be briefly summarized as part of said exhibit. For the purposes of this paragraph, a liability, debt, lease, charge, claim, contract or assessment shall be deemed material if it results in an annual payments by the Company of One Thousand Dollars ($1000) or more per year or could result in liability to the Company of One Thousand Dollars ($1000) or more. For the purposes of this paragraph, a liability shall be deemed incurred in the ordinary course of business if such liability is incurred directly in relation to insurance premium or net premium billings.

12. PAYMENT OF CLAIMS. If prior to the Closing Date, any claim covered by any provision, warranty, covenant, representation, obligation, statement, or agreement of the Seller shall arise, the Buyer will give notice of such claim to Seller and the Seller, at their own expense, shall employ counsel, accountants, or other experts to handle the matter on behalf of the Company If such claim results in a deficiency, judgment, payment, cost, claim or demand, including penalty, interest, fees and all expenses, Seller will reimburse the company from the proceeds of this transaction, net of recoverable insurance proceeds.

13. ADMINISTRATIVE ORDERS. There are no administrative orders or supervisory actions by state or federal regulatory authorities now in force or pending as of the date hereof which affect the Company.

14. GUARANTY OF RECEIVABLES. All accounts receivables for insurance premiums over thirty (30) days delinquent at the time of closing are hereby personally guaranteed by Seller, and if unpaid within sixty (60) days of closing shall be paid by Seller. All other accounts and notes receivables included on the Company's closing balance sheet are hereby personally guaranteed by Seller.

15. NAME. Buyer shall have the unrestricted use of the name Interstate Insurance Group, LTD and Seller has not authorized and will not authorize anyone else to use the name.

                                   ARTICLE III
                REPRESENTATION, WARRANTEES AND COVENANTS OF BUYER

Buyer hereby covenants, represents and warrants as follows:

1. STATUS. Buyer has the requisite power to execute, deliver and perform this agreement and all transactions contemplated herein. Further, Buyer warrants that it is a corporation in good standing under and by virtue of the laws of the State of Kansas and that the actions contemplated herein have been approved by resolutions duly adopted by the Board of Directors of Brooke Corporation.

2. NO DEFAULT OR VIOLATIONS. The execution and delivery of this Agreement and compliance with and performance of the terms hereof by Buyer will not conflict with or result in a breach of the provisions of, or constitute a default under any indenture, agreement or other instrument to which Buyer is bound; such execution, delivery, compliance and performance will not violate any law or regulation of the United States or the State of Kansas or any regulatory or administrative body or agency.

3. CONFIDENTIAL INFORMATION. Buyer and its agents, prospective agents, employees, attorneys, accountants and representatives will hold in strict confidence all data and information, classified or unclassified, obtained from the Seller, pertaining to the financial condition, business or methods of operation of the Company and any of Company's customers. If for any reason the transaction contemplated by this agreement is not consummated, Buyer will return to Seller all copies, compilations and abstracts of all data, information and other written material regarding Company, or any of Company's customers, obtained pursuant to or in connection with this

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Agreement, and will not attempt to sell, transfer, use or profit from any such data, information or materials.

                                   ARTICLE IV
                       COVENANTS AND AGREEMENTS OF SELLER

1. CONDUCT OF BUSINESS IN REGULAR COURSE. From the date hereof and continuing through the Closing Date, described as the "Interim Period", Seller shall not permit the business and operations of the Company to be conducted in an unsafe and unsound manner, nor permit any significant changes to be instituted in policy or operations. During the Interim Period, Seller shall prevent the Company from paying bonuses, declaring or paying dividends, entering into any employment contract; making any substantial sales or changes in assets; engage in any extraordinary sales of assets; paying any obligations or liabilities other than current liabilities incurred in the ordinary and usual course of business; mortgaging, pledging or subjecting to lien any of their respective property or assets, or entering into any management, consulting or purchase agreements other than in the ordinary course of business. Seller shall also direct the Company, in accordance with applicable laws and regulations. Seller shall also permit officers of Buyer to be present at all formal meetings of the Board of Directors of the Company and at all formal meetings of the officers, and shall provide full access to all books and records of the Company. During the Interim Period, Seller shall notify Buyer of any significant change in the operation and management of the Company which might adversely affect the financial condition or operations of the Company.

2. ACCESS TO COMPANY RECORDS, COOPERATION IN OBTAINING COMPANY CONTRACTS. Seller will cause the Company to give Buyer full and free access at all reasonable time to the financial statements, offices, properties, personnel (president and chief operating officer only), auditors, books, records, stock books, minute books, company statements, customer lists, expirations, renewals, files and correspondence of the Company up until the Closing Date. Such access to the Company records shall be conducted in such a manner that does not interfere with the normal operations of the Company and does not alert employees of the pending transaction. Seller shall cause the Company to provide Buyer and its agents all information and documents reasonably requested by Buyer.

3. INDEMNIFICATION. Seller agrees to indemnify Buyer for any damage (net of any insurance proceeds, if applicable) resulting from any litigation or actions against the Company from any claims that might arise due to events occurring prior to Closing Date and of which Buyer or Seller receives notice within three
(3) years of the closing of this agreement. Claims shall include, but not be limited to, claims of customers alleging failure to renew, issue or otherwise service any policy prior to the date of closing, it being agreed that any liability (net of any insurance proceeds, if applicable) for such errors and omissions in the transaction of business shall vest solely with Seller

Seller warrants and represents that the Company currently has a directors and officers liability insurance policy in force and that a "tail" policy will be or has been purchased which provides for continuing directors and officers liability insurance coverage and will provide Buyer with proof of such coverage upon request. Further, Buyer agrees to add Seller as an additional insured to its errors and omissions coverage, subject to the errors and omissions carrier's approval, including coverage for prior acts.

4. CORPORATE ACTS. The Seller will cause the Company to perform, with corporate proceedings and actions, all acts, deeds and things to be done that are necessary to perform and to carry out the terms and conditions of this Agreement, and, the Seller will execute all documents which are necessary under this Agreement.

                                    ARTICLE V
                   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

Buyer shall be obligated to pay the Purchase Price to Seller on the Closing Date only after all of the following actions and conditions have been taken or satisfied:

1. CORPORATE ACTS. Seller shall cause a meeting of shareholder and/or Board of Directors of the Company to authorize execution of this Agreement, authorize the sale of the common stock of the Company to Buyer, and authorize adoption of a resolution to the Officers and Board of Directors of the Company directing them to comply, in accordance with applicable laws, with the terms and conditions of this Agreement.

2. WARRANTIES AND REPRESENTATIONS. All provisions, warranties, covenants, representations obligations, statements and agreements of the Seller set forth in this Agreement shall be true in all respects as of the Closing Date, and Seller have so certified in writing as of the Closing Date.

3. PERFORMANCE OF OBLIGATIONS. Seller have performed and complied with all provisions, warranties, covenants, representations, obligations, statements and agreements which are to be performed or complied with by them under this Agreement prior to or on the Closing Date, and all contingencies have been met.

4. NO MATERIAL ADVERSE CHANGES IN FINANCIAL CONDITION. Between the date hereof and the Closing Date there will not be:
a) Any materially adverse change in the financial condition, articles of incorporation, by-laws, assets, liabilities, or personnel of the Company other than changes occurring in the ordinary course of business;
b) Any disposition, giving or encumbrance by the Seller of any stock, or of any option or right to acquire any of the stock of the Company or any acquisition, distribution or retirement of any stock, except as provided herein;

c) Any materially adverse sale, encumbrance or other disposition of any asset owned by the Company, other than transaction in the ordinary course of business;
d) Any expenditures or commitment by the Company for the lease or purchase of assets or services of any kind, other than supplies in small quantities or other assets acquired in the ordinary course of business;
e) Any damage, destruction or loss, whether or not insured which materially affects the property, assets, business or prospects of the Company; or
f) Any increase in compensation, fees or benefits payable by the Company to officers, directors, employees or both.

                                   ARTICLE VI
                  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

The Closing shall take place only after all of the following actions and conditions have been taken or satisfied:

1. PAYMENT OF PURCHASE PRICE. Buyer shall have tendered to Seller the Purchase Price provided for in this Agreement.

2. PERFORMANCE OF OBLIGATIONS. Buyer shall have performed and complied with all obligations which are to be performed or complied with it under this Agreement prior to or on the Closing Date.

                                   ARTICLE VII
                              TERMINATION & DEFAULT

1. TERMINATION RIGHTS. This Agreement may be terminated, whereupon it shall be null and void, at any time prior to the Closing Date by:
a)  The Buyer or Seller upon written mutual consent;
b) Buyer, if assets of the Company are damaged or destroyed during the Interim Period;
c)  Seller, if Buyer has materially breached its obligations hereunder;
d) Buyer, if it is determined that Seller is in material violation of any condition precedent to closing, provision, warranty, covenant, obligation, representation, agreement or statement hereunder or that it will not be in full force and effect or true on the Closing Date.

2. DEFAULT. If Buyer shall fail to pay any amount due at closing, this agreement may be declared in default by Seller and Seller shall be entitled to retain the earnest money heretofore paid in full satisfaction and liquidation of all damages sustained by Seller. To secure the payment of the annual installments described in paragraph 3(a) hereof, Buyer hereby grants to Seller a security interest in and to the Company stock and assets. Buyer agrees to execute and deliver to the Sellers a UCC-1 financing statement evidencing said security interest in form suitable for filing if requested by Seller.

                                  ARTICLE VIII
                                  MISCELLANEOUS

1. ENTIRE AGREEMENT; LAW GOVERNING. This Agreement embodies the entire agreement between the parties. There have been no agreements, representations or warranties between the parties hereto other than those set forth and provided for herein. This Agreement may be modified and amended only upon written agreement of the parties. This Agreement was entered into, and shall be construed and interpreted according to the laws of the State of Kansas. In the event that this or any other provision may declared invalid, it shall not nullify the remaining terms of this agreement.

2. BINDING ON SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and be enforceable by, the parties hereto and their respective successors and assigns. This Agreement and any rights hereunder may be assigned by Buyer upon written notice of such assignment to the Seller.

3. NOTICES. All notices and other communications hereunder shall be deemed to have been given when delivered by hand or when deposited in the mail, by certified or registered mail, postage prepaid, as follows:

         If to Buyer:        Brooke Corporation
                             10895 Grandview Dr.
                             Suite 250
                             Overland Park, KS  66210

         If to Seller:       Gerald Lanio
                             William Tyer
                             c/o G. M. Mouse
                             14825 E. 42nd Street
                             Suite 110
                             Independence, MO  64055-4799

4. COUNTERPARTS. This Agreement may be execute simultaneously in two or more counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same agreement.

5. WAIVERS AND AMENDMENTS. No failure or delay by any party hereto to exercise any right, power or privilege hereunder (and no course of dealing between any of the parties or failure to insist upon strict compliance with each obligation, covenant agreement or condition hereof) shall operate as a waiver or estopped with respect to, any right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of a subsequent or other default. No single or partial exercise of any right, power or privilege shall preclude the further or complete exercise thereof at any time thereafter.

6. BROKERS. Seller and Buyer covenant and agree that neither has used the services of a Broker in negotiating this agreement and, in the event that any claim or demand is made by a Broker, claiming by or through an Agreement with either party hereto, said party shall hold the other party harmless against such claim or demand and all expenses related thereto. Nothing in this paragraph shall preclude any party to this Agreement from seeking, at their own expense, competent professional counsel (attorney, accountant, business advisor, etc.) to review this Agreement, assist with regulatory filing, or other actions necessary for each party to perform this Agreement.

7. HEADINGS. The headings contained in the articles and paragraphs hereof are inserted for convenience only and shall not constitute part of the agreement of the parties or affect in any way the meaning or interpretation of this Agreement.

8. WAIVER OF JURY TRIAL. The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any party against any other on any matter arising out of or in any way connected with this Agreement. Any documents or instruments executed and delivered pursuant hereto, the transactions contemplated hereby, or relationship of the parties created under this agreement.

9. EXHIBITS. The parties agree that the following listed exhibits are an integral part of this agreement.

Exhibit A - (Reserved)
Exhibit B - (Reserved)
Exhibit C - (Reserved)
Exhibit D - End of Fiscal Year Financial Statements (and corresponding notes) Exhibit E - Closing Balance Sheet (and corresponding notes)
Exhibit F - (Reserved)
Exhibit G - (Reserved)
Exhibit H - Disclosure of Liabilities, Debts, Charges, Claims, Contracts and
             Assessments
Exhibit I - Employment Contract

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Seller:                                          Buyer:
                                                 Brooke Corporation


/s/ Gerald Lanio                                 By /s/ Robert D. Orr
--------------------------                          --------------------------
Gerald Lanio                                     Robert D. Orr, CEO


/s/ William Tyer
--------------------------
William Tyer

                         Exhibit D to Purchase Agreement

                     End of Fiscal Year Financial Statements
                             and corresponding notes

                        INTERSTATE INSURANCE GROUP, LTD.
                              FINANCIAL STATEMENTS
                                       AND
                         ACCOUNTANT'S COMPILATION REPORT
                                DECEMBER 31, 1998

INTERSTATE INSURANCE GROUP, LTD.
INDEPENDENCE, MISSOURI

I have compiled the accompanying balance sheets of Interstate Insurance Group, Ltd. as of December 31, 1998 and the related statements of income, retained earnings, and supplementary information for the twelve months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. I have not audited or reviewed the accompanying financial statements and supplementary information and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures and the statement of cash flows required by generally accepted accounting principles. If the omitted disclosures and statement of cash flows were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.

June 28, 1999



                                          Michael C. Nemechek, CPA
                                          15120 W. 153Rd Street
                                          Olathe, Kansas          66062

INTERSTATE INSURANCE GROUP, LTD.
BALANCE SHEET
DECEMBER 31, 1998

                                     ASSETS

                                                                            1998
                                                                            ----

CURRENT ASSETS

    PETTY CASH                                                          $49.20
    CASH IN BANK-PREMIUM TRUST ACCOUNT                            1,310,298.88
    CASH IN BANK-COMMERCE PREMIUM TRUST ACCOUNT                           0.00
    CASH IN BANK-INTERSTATE OPERATING ACCOUNT                        24,297.64
    CASH IN BANK-COMMISSION INCOME ACCOUNT                           85,634.67
    INSURANCE ACCOUNTS RECEIVABLE                                    30,809.72
    BROKERAGE ACCOUNTS RECEIVABLE                                    23,102.62
    ACCOUNTS RECEIVABLE-OTHER                                     1,370,930.30
    DUE FROM AFFILIATE-INTERCO                                        4,855.13
    LOAN TO STOCKHOLDERS                                             12,588.87
    EMPLOYEE LOAN RECEIVABLE                                          4,000.00
    REFUNDABLE INCOME TAXES                                           7,300.00
    RENTAL DEPOSITS ADVANCED                                          3,750.00
    PREPAID INSURANCE - E & O                                             0.00
                                                                 -------------

         TOTAL CURRENT ASSETS                                     2,877,617.05

OTHER ASSETS
    DEPOSITS                                                          1,500.00
    GOODWILL                                                          3,695.75
                                                                 -------------

         TOTAL OTHER ASSETS                                           5,195.75

PROPERTY AND EQUIPMENT
    FURNITURE & FIXTURES                                             58,386.08
    LEASEHOLD IMPROVEMENTS                                                0.00
    EQUIPMENT                                                       160,954.49
                                                                 -------------
                                                                    219,340.57
         LESS ACCUMULATED DEPRECIATION                             (200,724.40)
                                                                 -------------
                                                                     18,616.17
                                                                 -------------

TOTAL ASSETS                                                     $2,901,428.97
                                                                 =============


                       SEE ACCOUNTANT'S COMPILATION REPORT

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES                                              1998
                                                            -------------
    ACCOUNTS PAYABLE-INS COS                                $1,339,269.52
    COMMISSIONS PAYABLE                                         48,412.59
    ACCOUNTS PAYABLE-OTHER                                   1,371,454.00
    ACCOUNT PAYABLE-USA PHOENIX                                 16,300.00
    ACCOUNT PAYABLE-MAJOR RAC                                      870.00
    PAYROLL TAXES PAYABLE                                          339.49
    SURPLUS LINES TAX PAYABLE                                        0.00
    PENALTY FUND - PAYABLE                                           0.00
    RENTAL SELLING FUND - PAYABLE                                    0.00
    EMPLOYEE BENEFIT WITHHOLDINGS                                4,263.99
    OTHER ACCRUED LIABILITIES                                        0.00
    ACCRUED INCOME TAXES                                             0.00
    ACCRUED PROFIT SHARING                                           0.00
    CURRENT PORTION NOTES PAYABLE                                    0.00
                                                            -------------

         TOTAL CURRENT LIABILITIES                           2,780,909.59

L0NG-TERM DEBT
    NOTE PAYABLE-STOCK                                               0.00
    NOTE PAYABLE-EQUIPMENT                                           0.00
    LEASE PAYABLE-EQUIPMENT                                          0.00
                                                            -------------

                                                                     0.00

STOCKHOLDERS' EQUITY
    COMMON STOCK                                                 8,552.00
    RETAINED EARNINGS                                          211,967.38
    LESS TREASURY STOCK-AT COST                              (100,000.00)
TOTAL STOCKHOLDERS' EQUITY                                     120,519.38
                                                            -------------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $2,901,428.97
                                                            =============

INTERSTATE INSURANCE GROUP, LTD.
STATEMENT OF INCOME
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                                                       1998            1998
                                                       ----            ----
INCOME
    INSURANCE COMMISSIONS                       $   1,271,805.54      98.12%
    INTEREST INCOME                                    26,986.19       2.08
    LOSS ON DISPOSAL OF ASSETS                         (2,577.74)     (0.20)
                                                ----------------      -----
         TOTAL INCOME                               1,296,213.99     100.00

SELLING EXPENSES                                      411,911.10      31.78
ADMINISTRATIVE EXPENSES                               711,586.66      54.90
                                                ----------------      -----
         TOTAL EXPENSES                             1,123,497.76      86.68
                                                ----------------      -----

         NET INCOME BEFORE INCOME TAXES               172,716.23      13.32

PROVISION FOR INCOME TAXES
    FEDERAL                                                 0.00       0.00
    STATE                                                   0.00       0.00
                                                            ----       ----
                                                            0.00       0.00

         NET INCOME                             $     172,716.23      13.32%
                                                ================      =====


                                        SEE ACCOUNTANT'S COMPILATION REPORT

INTERSTATE INSURANCE GROUP, LTD.
STATEMENT OF RETAINED EARNINGS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                                                        1998
                                                        ----
RETAINED EARNINGS,
    BEGINNING OF PERIOD                             $    39,251.15

NET INCOME                                              172,716.23
                                                    --------------
RETAINED EARNINGS,
         END OF PERIOD                              $   211,967.38
                                                    ==============



                SEE ACCOUNTANT'S COMPILATION REPORT

                                             SUPPLEMENTARY INFORMATION

INTERSTATE INSURANCE GROUP, LTD.
SCHEDULE OF INSURANCE COMMISSIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                                                                  1998              1998
                                                                  ----              ----
INSURANCE COMMISSIONS
    PROPERTY & CASUALTY COMMISSION                             $991,203.90         76.47%
    LIFE INSURANCE COMMISSION                                       248.47          0.02
    BROKERAGE COMMISSION                                         73,034.20          5.63
    A & H COMMISSION                                                  0.00          0.00
    ASSIGNED RICK COMMISSION                                          0.00          0.00
    CONTINGENCY COMMISSIONS                                           0.00          0.00
    JIM ONARO COMMISSIONS                                             0.00          0.00
    RETAIL AGENCY SALES                                           7,493.42          0.58
    AGENCY POLICY FEES                                                0.00          0.00
    MISCELLANEOUS                                               199,825.55         15.42
                                                                ----------          -----

                                                             $1,271,805.54         98.12%
                                                             =============         =======


                                        SEE ACCOUNTANT'S COMPILATION REPORT

INTERSTATE INSURANCE GROUP, LTD.
SCHEDULE OF SELLING EXPENSES
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                                                                1998             1998
                                                                ----             ----
SELLING EXPENSES
    AUTOMOBILE EXPENSE                                         $2,420.00           0.19%
    AGENCY BILL COMMISSION                                    339,979.82          26.23
    DIRECT BILL COMMISSION                                      1,036.66           0.08
   BROKERAGE COMMISSION EXPENSE                                32,101.91           2.48
    ENTERTAINMENT                                               7,662.93           0.59
    ADVERTISING                                                     0.00           0.00
    TRAVEL EXPENSE                                              5,637.98           0.43
    CONSULTING FEES                                            22,000.00           1.70
    MISCELLANEOUS SALES EXP                                         0.00           0.00
    AUTOMOBILE MAINTENANCE                                          0.00           0.00
    AUTO LEASE                                                      0.00           0.00
    POLICY FEES                                                 1,071.80           0.08
   POLICY WRITING FEE                                               0.00           0.00
                                                                    ----           ----
                                                             $411,911.10          31.78
                                                             ===========          =====


                                        SEE ACCOUNTANT'S COMPILATION REPORT

INTERSTATE INSURANCE GROUP, LTD
SCHEDULE OF ADMINISTRATIVE EXPENSES
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                                                                                       1998               1998
                                                                                       ----               ----
ADMINISTRATIVE EXPENSES
   EXECUTIVE SALARIES                                                                 $239,063.28         18.44%
   OFFICE SALARIES                                                                     219,317.27         16.92
   GROUP INSURANCE                                                                           0.00          0.00
   DEFERRED COMPENSATION                                                                     0.00          0.00
   RENT                                                                                 47,789.32          3.69
   TELEPHONE                                                                            26,949.98          2.08
   UTILITIES                                                                             4,270.48          0.33
   REPAIRS & MAINTENANCE                                                                   920.74          0.07
   PROPERTY INSURANCE EXPENSE                                                            3,279.49          0.25
   CONTRACT LABOR                                                                            0.00          0.00
   INSURANCE EXPENSE                                                                     5,844.78          0.45
   OFFICERS LIFE INSURANCE                                                               7,532.00          0.58
   INSURANCE SPECIAL GROUP                                                              25,806.98          1.99
   POSTAGE                                                                              13,874.18          1.07
   PRINTING & SUPPLIES                                                                  12,350.98          0.95
   COMPUTER SUPPLIES & SERVICE                                                           9,083.45          0.70
   EDUCATION                                                                                 0.00          0.00
   P/L POLICY INCENTIVE                                                                  1,902.40          0.15
   EMPLOYEE ADVANCES                                                                       624.33          0.05
   LEGAL & ACCOUNTING                                                                    3,542.69          0.27
   LICENSES & FEES                                                                       3,618.37          0.28
   INTEREST EXPENSE                                                                          0.00          0.00
   BANK SERVICE CHARGES                                                                     27.14          0.00
   BAD DEBT EXPENSE                                                                    (1,635.49)        (0.13)
   AWARDS PROGRAM                                                                            0.00          0.00
   MOTOR VEHICLE RECORDS                                                                16,378.45          1.26
   DUES AND SUBSCRIPTIONS                                                                3,414.50          0.26
   CONTRIBUTIONS                                                                             0.00          0.00
   INTERACTION FEE (AM STATES)                                                               0.00          0.00
   PROPERTY TAXES                                                                        2,454.44          0.19
   PAYROLL TAXES                                                                        37,218.96          2.87
   FRANCHISE TAXES                                                                       1,463.00          0.11
   CLEANING AND MAINTENANCE                                                              1,707.37          0.13
   PAYROLL SERVICE                                                                       2,133.26          0.16
   CAFETERIA PLAN                                                                            0.00          0.00
   DEPRECIATION AND AMORTIZATION                                                         6,003.61          0.46
   MISCELLANEOUS                                                                         5,628.11          0.43
   EQUIPMENT LEASE                                                                       8,710.09          0.67
   ADMINISTRATIVE EXPENSE                                                                2,312.50          0.18
   PROFIT SHARING CONTRIBUTION                                                               0.00          0.00
   FINES AND PENALTIES                                                                       0.00          0.00
                                                                                             ----        ------
                                                                                      $711,586.66         54.90

                                        SEE ACCOUNTANT'S COMPILATION REPORT

                        Exhibit E to Purchase Agreement

                              Closing Balance Sheet
                             and corresponding notes

--------------------------------------------------------------------------------
Interstate Insurance Group LTD
Date: 06/07/2000
Time: 10:28:26
                                          BALACNE SHEET
                                For the month ending 04/30/2000
--------------------------------------------------------------------------------

                                                                      CURRENT YEAR
                                                        ------------------------------------------
GL Acct No.          Title                                      MTD                   YTD
--------------------------------------------------------------------------------------------------
1000                 Petty Cash                                         0.00                49.20
1010                 Premium Trust Account                        116,335.24           967,121.83
1015                 Interco Purchasing Premium                         0.00             2,066.54
1020                 Commerce Bank                                      0.00                 0.00
1030                 First National Checking                     (18,977.42)            53,662.71
1040                 Commission Income Account                  (123,218.71)          (54,899.13)
1050                 Accounts Receivable                         (27,691.71)           297,149.93
1051                 A/R Clearing                                       0.00              (27.00)
1053                 Broker Receivable                                  0.00          (75,799.78)
1055                 Accts. Rec. in Suspense                            0.00                 0.00
1057                 Held Installment A/R                       1,005,490.00         1,216,128.00
1070                 JIM ONARO RECEIVABLES                              0.00             (523.70)
1200                 Refundable Income Tax - Fed                        0.00             8,558.00
1210                 Refundable Income Tax-State                        0.00             3,770.00
1260                 Rental Deposits Advanced                           0.00             2,746.00
1280                 Loan to Stockholders                               0.00            12,588.87
1290                 Loan to Interco                                    0.00             4,855.15
1450                 Furniture & Fbdure                                 0.00            58,386.08
1460                 Leasehold Improvements                             0.00            15,362.15
1470                 Equipment                                          0.00           137,999.09
1490                 Telephone System                                   0.00            19,083.09
1750                 Accum- Depr. - Furn. & Fix.                        0.00          (58,196.94)
1760                 Accum. Depr. - Leashold Impr                       0.00          (12,496.96)
1770                 Accum. Depr. - Equipment                           0.00         (136,811.30)
1810                 Accum. Depr.-Telephone Equip                       0.00          (11,676.69)
1830                 Goodwill Purchase-R.S.                             0.00             3,695.75
1840                 Deposits                                           0.00             1,500.00
1850                 FRA525 REFUND PMT-NEW                              0.00               797.00
1870                 FARALLON INSURANCE                                 0.00             2,800.00
1880                 RICHJANE RIC550 CXL NEW                            0.00             1,086.00
                                                        ------------------------------------------
                             TOTAL ASSETS                         953,937.40         2,458,973.89
                                                        ------------------------------------------
2010                 Insurance Companies Payable                (305,961.61)       (3,125,761.84)
2020                 Deposit Holding                                    0.00           (2,541.89)
2030                 Producer Commissions Payable                   5,892.76           201,753.03
2040                 Accts. Pay. in Suspense                            0.00                 0.00
2045                 Potential Payable                            249,044.03         4,031,748.19
2050                 Held Installment A/P                       1,005,490.00         1,216,128.00


--------------------------------------------------------------------------------
Page 1

                                                                      CURRENT YEAR
                                                        ------------------------------------------
GL Acct No.          Title                                      MTD                   YTD
--------------------------------------------------------------------------------------------------
2070                 Federal Tax W/Hld Payable                          0.00           (2,982.73)
2080                 FICA Taxes W/Hld Payable                           0.00             2,399.11
2090                 State Tax W/Hld Payable                            0.00             3,322.22
2120                 Notes Payable                                      0.00                 0.00
2170                 Employees Disability Ins. W                      100.81             (620.58)
2180                 Employees Health Ins. W/H                    (5,086.97)          (19,561.51)
2190                 Employees Dental Ins. W/H                          0.00             (849.61)
2200                 Child Care W/H                                     0.00               229.14
2210                 Notes Payable-E&O Ins.                             0.00          (12,549.59)
2220                 LEASE PAYABLES                                 (508.65)          (17,437.67)
2230                 401-K Employees Contribution                   (645.29)             (744.29)
2285                 EMPLOYEE CD 401K LOAN                              0.00             (123.86)
2290                 EMPLOYEE PM 401K LOAN                             10.48               231.52
2570                 Note Payable/USA Phoenix                           0.00            16,300.00
2580                 NOTE PAYABLE-MAJOR RAC                             0.00               870.00
                                                        ------------------------------------------
                     TOTAL LIABILITY                              949,336.36         2,289,907.94
                                                        ------------------------------------------
3020                 Retained Earnings                                  0.00           253,005.99
3120                 Common Stock                                       0.00             8,552.00
3130                 Treasury Stock                                     0.00         (100,000.00)
3300                 Undistributed Profit or Loss                       0.00                 0.00
3400                 Transfer Account                                   0.00                 0.00
3999                 Current Year Earning (Loss)                    5,601.04             7,608.26
                                                        ------------------------------------------
                     TOTAL EQUITIES                                 5,601.04           169,166.25
                                                        ==========================================

                                                        ------------------------------------------
                     TOTAL LIABILITIES EQUITIES                   953,937.40         2,459,973.89
                                                        ==========================================


                                                        ------------------------------------------
                     TOTAL ASSETS, LIABILITIES &                1,907,874.80         4,917,947.78
                      EQUITIES
                                                        ------------------------------------------

--------------------------------------------------------------------------------

                         Exhibit H to Purchase Agreement

  Disclosure of Liabilities, Debts, Charges, Claims, Contracts and Assessments

                                    Exhibit H
                                    ---------

1. Lease Agreement entered into with LTC Management, a Missouri general partnership, for the term of May, 1998 through April 30, 2001 plus option, for rent of $3,950.00 per month ("upstairs").

2. Lease Agreement entered into with LTC Management, a Missouri general partnership, for the term of May, 1998 through April 30, 2001 plus option, for rent of $400.00 per month ("downstairs").

3. Action filed in the 59th Judicial District of Michigan, Case No. 00SC00-0030, seeking damages of $1,800.00 plus costs. The deductible amount is $500.00 from the claimed damages, leaving an actual contingent liability of $1,300.00 plus costs.

                         Exhibit I to Purchase Agreement

                               Employment Contract

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT MADE AND ENTERED INTO THIS first day of July, 2000, by and between Brooke Corporation ("Brooke"), and Gerald Lanio ("Employee"), is as follows:

                          SUBJECT MATTER OF EMPLOYMENT

Brooke has and does, hereby employ Employee, commencing on first day of July, 2000, to carry out such duties and to perform such acts relating to sales and service of programs ("programs") through Interstate Insurance Group, LTD.

Employees responsibilities shall include: Recruitment of franchise agents, independent producers and employed agents to sell the programs, assistance to franchise agents, independent producers and employed agents in the sale of programs, development and marketing of new programs, liaison with program companies, and other functions assigned to Employee from time to time.

Employee's title shall be President and employee shall report to Robert Orr or such other person designated by Brooke's Board of Directors. The Employee's responsibilities and job description may be periodically revised by Brooke.

                            BENEFITS AND COMPENSATION

Brooke agrees to pay to Employee a monthly salary of $9,167.

Brooke further agrees to reimburse Employee for reasonable expenses incurred while carrying out the duties assigned by Brooke to Employee.

Brooke further agrees to grant Employee benefits as specified in the personnel policies established from time to time by Brooke's Board of Directors. Brooke's personnel policies may be changed from time to time by Brooke's Board of Directors.

                        ADDITIONAL OBLIGATIONS OF MANAGER

Employee shall comply with the policies (including Brooke's interpretations and clarifications thereof) established from time to time by Brooke's Board of Directors.

Employee shall respect the confidentiality of client file information owned or controlled by Brooke, Brooke's affiliates, Brooke's sister companies, Brooke's subsidiaries or Brooke's broker agents or Brooke's franchise agents (collectively referred to as "Brooke Companies"). Employee shall not remove any listing of clients or listing of policy expiration information from premises owned or rented by Brooke or Brooke Companies without the express written consent of Brooke. Employee shall not sell or trade any client information obtained as a result of access to Brooke or Brooke Companies' client file or policy expiration information. Employee agrees that all client file and policy expiration information remains the exclusive property of Brooke or Brooke Companies.

Except as Brooke otherwise consents in writing, Employee shall not disclose or make any use of, except for the benefit of Brooke, at any time either during or subsequent to Employee's employment any trade secrets, confidential information, knowledge, data, or other information of Brooke or Brooke Companies relating to products, processes, know-how, designs, customer lists, business plans, marketing plans and strategies, and pricing strategies or any matter pertaining to any business of Brooke, Brooke Companies or any of their clients, which Employee produces, obtains or otherwise acquires during the course of Employee's employment, except as herein provided. Employee agrees not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered or used by any third parties without specific direction and consent of Brooke's Board of Directors.

Employee agrees that during his/her employment with Brooke, he/she will not engage in any other employment, occupation, consulting or other activity relating to the business in which Brooke is now or shall become engaged, or which would otherwise conflict with Employee's obligation to Brooke. In the event of Employee's termination of employment with Brooke for any reason whatsoever, Employee agrees to promptly surrender and deliver to Brooke all records, materials, equipment, and data of any nature pertaining to any program or confidential information of Brooke, Brooke Companies or any of their clients, which Employee produces or obtains during the course of his/her employment. In the event of termination of employment, Employee agrees to sign and deliver the Termination Certification included in the employee handbook.

                            TERMINATION OF EMPLOYMENT

This employment agreement shall be for a two (2) year term but may be extended by mutual agreement of the parties. During the two year term, Brooke agrees that it shall terminate this agreement only upon good and sufficient cause which shall be defined as Employee's breach of the terms of this agreement, Employee's failure to perform the duties or responsibilities assigned pursuant hereto or a violation of or failure to abide by the personnel policies established from time to time by Brooke's Board of Directors. During the first six (6) months of the term of this agreement, Employee agrees that it shall terminate this agreement only upon good and sufficient cause which shall be defined as: a breach by Employer of the terms of this agreement; the advice of Employee's physician to terminate; hazardous working conditions or harassment in the workplace; or, instructions by Employer to Employee to violate the law. After six (6) months from the date of this agreement, Employee may terminate this agreement at any time for any reason. If this agreement is extended beyond the two (2) year initial term, the relationship between Brooke and Employee shall be employment at will and either party will have the right to terminate the employment relationship at any time for any reason. Furthermore, if this agreement is terminated by Employee after the first six (6) months for any reason (e.g. the desire to reduce Employee's work hours), Brooke will offer Employee employment pursuant to Brooke's standard employment contract at the time of termination consistent with other Brooke employees with comparable positions and/or job descriptions. Nothing set forth in this paragraph shall be interpreted to guaranty Employee any particular position, title or compensation.

Any professional errors or omissions coverage provided by Brooke for Employee shall cease upon termination of this agreement.

                             COVENANT NOT TO SOLICIT

In the event that Employee's employment is terminated for any reason, Employee does hereby agree and covenant not to solicit insurance or financial services from any clients of Brooke or Brooke Companies for a period of two (2) years from and after the effective date of termination of employment. Furthermore, Employee agrees that so long as he/she is working for Brooke, he/she will not undertake the planning or organization of any business activity competitive with the work he/she performs or the business in which Brooke or Brooke Companies is engaged. Employee agrees that he/she will not, for a period of two years following termination of employment with Brooke, directly or indirectly, solicit any of Brooke's or an Brooke Company's franchise agents or employees to work for or contract with Employee or any other competitive company. If Employee breaches this paragraph, Brooke shall be entitled to all damages that result from each and every breach.

Employee agrees that these prohibitions are reasonable and necessary and his/her association with Brooke and/or the opportunities which are afforded to him/her is ample consideration for this restriction. Employee and Brooke understand that Employee is not prohibited from working for any other company or in any particular line of work, but that this post-employment covenant not to compete only restricts the employee from directly or indirectly contacting in person, by telephone, by mail or by any other means, those customers or potential customers he/she worked with while employed by Brooke and Brooke franchise agents Employee worked with or within Employee's territory.

                                  MISCELLANEOUS

This agreement shall supersede and take precedence over any and all prior agreements, arrangements or understandings between Brooke or Brooke Companies and the Employee relating to the subject matter hereof.

Employee shall not obligate Brooke or Brooke Companies for the payment of (amount to be set by Brooke's Board of Directors from time to time) dollars or more annually without the prior authorization of Brooke's Board of Directors by a duly authorized board resolution. Employee shall not change, amend or otherwise modify the terms of any agreement to which Brooke is a party without the prior authorization of Brooke's Board of Directors by a duly authorized board resolution.

No oral understanding, oral statement, or oral promises or oral inducements exist.

The waiver by Brooke of any breach of any provision of this agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

Any notice required or permitted to be given under this agreement shall be sufficient if in writing, and if hand delivered or sent by registered mail to Employee's residence or to Brooke's principal office.

The rights and obligations of Brooke under this agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Brooke.

This agreement may not be modified, revised, altered, added to, or extended in any manner, superseded other than by an instrument in writing signed by all of the parties hereto.


IT IS SO AGREED.                        BROOKE:


                                        by:
-------------------                       ----------------------------
Witness


                                                 EMPLOYEE:


-------------------                     ------------------------------
Witness                                 Gerald Lanio

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT MADE AND ENTERED INTO THIS first day of July, 2000, by and between Brooke Corporation ("Brooke"), and William Tyer ("Employee"), is as follows:

                          SUBJECT MATTER OF EMPLOYMENT

Brooke has and does, hereby employ Employee, commencing on first day of July, 2000, to carry out such duties and to perform such acts relating to sales and service of programs ("programs") through Interstate Insurance Group, LTD.

Employees responsibilities shall include: General management and administrative functions performed prior to the date of this agreement including without limitation supervision of operations, underwriting, claims, personnel, and accounting systems/functions; assistance to franchise agents, independent producers and employed agents in the sale of programs; development of new programs; other responsibilities assigned to Employee from time and time.

Employee's title shall be CHIEF OPERATING OFFICER and employee shall report to Robert Orr or such other person designated by Brooke's Board of Directors. The Employee's responsibilities and job description may be periodically revised by Brooke.

                            BENEFITS AND COMPENSATION

Brooke agrees to pay to Employee a monthly salary of $9,167.

Brooke further agrees to reimburse Employee for reasonable expenses incurred while carrying out the duties assigned by Brooke to Employee.

Brooke further agrees to grant Employee benefits as specified in the personnel policies established from time to time by Brooke's Board of Directors. Brooke's personnel policies may be changed from time to time by Brooke's Board of Directors.

                        ADDITIONAL OBLIGATIONS OF MANAGER

Employee shall comply with the policies (including Brooke's interpretations and clarifications thereof) established from time to time by Brooke's Board of Directors.

Employee shall respect the confidentiality of client file information owned or controlled by Brooke, Brooke's affiliates, Brooke's sister companies, Brooke's subsidiaries or Brooke's broker agents or Brooke's franchise agents (collectively referred to as "Brooke Companies"). Employee shall not remove any listing of clients or listing of policy expiration information from premises owned or rented by Brooke or Brooke Companies without the express written consent of Brooke. Employee shall not sell or trade any client information obtained as a result of access to Brooke or Brooke Companies' client file or policy expiration information. Employee agrees that all client file and policy expiration information remains the exclusive property of Brooke or Brooke Companies.

Except as Brooke otherwise consents in writing, Employee shall not disclose or make any use of, except for the benefit of Brooke, at any time either during or subsequent to Employee's employment any trade secrets, confidential information, knowledge, data, or other information of Brooke or Brooke Companies relating to products, processes, know-how, designs, customer lists, business plans, marketing plans and strategies, and pricing strategies or any matter pertaining to any business of Brooke, Brooke Companies or any of their clients, which Employee produces, obtains or otherwise acquires during the course of Employee's employment, except as herein provided. Employee agrees not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered or used by any third parties without specific direction and consent of Brooke's Board of Directors.

Employee agrees that during his/her employment with Brooke, he/she will not engage in any other employment, occupation, consulting or other activity relating to the business in which Brooke is now or shall become engaged, or which would otherwise conflict with Employee's obligation to Brooke. In the event of Employee's termination of employment with Brooke for any reason whatsoever, Employee agrees to promptly surrender and deliver to Brooke all records, materials, equipment, and data of any nature pertaining to any program or confidential information of Brooke, Brooke Companies or any of their clients, which Employee produces or obtains during the course of his/her employment. In the event of termination of employment, Employee agrees to sign and deliver the Termination Certification included in the employee handbook.

                            TERMINATION OF EMPLOYMENT

This employment agreement shall be for a five (5) year term but may be extended by mutual agreement of the parties. During the five year term, Brooke agrees that it shall terminate this agreement only upon good and sufficient cause which shall be defined as Employee's breach of the terms of this agreement, Employee's failure to perform the duties or responsibilities assigned pursuant hereto or a violation of or failure to abide by the personnel policies established from time to time by Brooke's Board of Directors. During the first six (6) months of the term of this agreement, Employee agrees that it shall terminate this agreement only upon good and sufficient cause which shall be defined as: a breach by Employer of the terms of this agreement; the advice of Employee's physician to terminate; hazardous working conditions or harassment in the workplace; or, instructions by Employer to Employee to violate the law. After six (6) months from the date of this agreement, Employee may terminate this agreement at any time for any reason. If this agreement is extended beyond the five (5) year initial term, the relationship between Brooke and Employee shall be employment at will and either party will have the right to terminate the employment relationship at any time for any reason.

Any professional errors or omissions coverage provided by Brooke for Employee shall cease upon termination of this agreement.

                             COVENANT NOT TO SOLICIT

In the event that Employee's employment is terminated for any reason, Employee does hereby agree and covenant not to solicit insurance or financial services from any clients of Brooke or Brooke Companies for a period of two (2) years from and after the effective date of termination of employment. Furthermore, Employee agrees that so long as he/she is working for Brooke, he/she will not undertake the planning or organization of any business activity competitive with the work he/she performs or the business in which Brooke or Brooke Companies is engaged. Employee agrees that he/she will not, for a period of two years following termination of employment with Brooke, directly or indirectly, solicit any of Brooke's or an Brooke Company's franchise agents or employees to work for or contract with Employee or any other competitive company. If Employee breaches this paragraph, Brooke shall be entitled to all damages that result from each and every breach.

Employee agrees that these prohibitions are reasonable and necessary and his/her association with Brooke and/or the opportunities which are afforded to him/her is ample consideration for this restriction. Employee and Brooke understand that Employee is not prohibited from working for any other company or in any particular line of work, but that this post-employment covenant not to compete only restricts the employee from directly or indirectly contacting in person, by telephone, by mail or by any other means, those customers or potential customers he/she worked with while employed by Brooke and Brooke franchise agents Employee worked with or within Employee's territory.

                                  MISCELLANEOUS

This agreement shall supersede and take precedence over any and all prior agreements, arrangements or understandings between Brooke or Brooke Companies and the Employee relating to the subject matter hereof.

Employee shall not obligate Brooke or Brooke Companies for the payment of(amount to be set by the Brooke's Board of Directors from time to time) dollars or more annually without the prior authorization of Brooke's Board of Directors by a duly authorized board resolution. Employee shall not change, amend or otherwise modify the terms of any agreement to which Brooke is a party without the prior authorization of Brooke's Board of Directors by a duly authorized board resolution.

No oral understanding, oral statement, or oral promises or oral inducements exist.

The waiver by Brooke of any breach of any provision of this agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

Any notice required or permitted to be given under this agreement shall be sufficient if in writing, and if hand delivered or sent by registered mail to Employee's residence or to Brooke's principal office.

The rights and obligations of Brooke under this agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Brooke.

This agreement may not be modified, revised, altered, added to, or extended in any manner, superseded other than by an instrument in writing signed by all of the parties hereto.


IT IS SO AGREED.                             BROOKE:


                                             by:
-------------------                             ---------------------------
Witness


                                             EMPLOYEE:


-------------------                          ------------------------------
Witness                                      William Tyer